EXHIBIT 99.1

Contact:	Michael Burnett
Senior Vice President, Treasurer
480-627-2785
                              FOR IMMEDIATE RELEASE
ALLIED WASTE REPORTS SECOND QUARTER 2006 RESULTS
— Record Internal Revenue Growth is Driven by 6% Increase in Pricing —
Scottsdale, AZ – August 1, 2006 – Allied Waste Industries, Inc. (NYSE: AW), a leading waste services company, today reported financial results for the second quarter ended June 30, 2006. Allied Waste highlighted the following information from its reported financial results:
➢	Internal revenue growth increased 7.8% over the prior year, driven by average price increases of 6.0% and average volume increases of 1.8%;

➢	Operating income increased to $253 million compared to $248 million for the second quarter 2005, despite a $23 million increase in direct fuel costs;

➢	Operating income before depreciation and amortization* increased to $400 million compared to $389 million for the second quarter 2005;

➢	Diluted earnings per share was $0.08, including the $0.06 per share dilutive impact of refinancing costs, compared to $0.12 for the second quarter 2005; and

➢	Cash flow from operations was $196 million, which includes $37 million of refinancing costs, compared to $230 million for the second quarter 2005.
“We are pleased with the results of the second quarter 2006, which continue to demonstrate the success and sustainability of our pricing and sales initiatives,” said John Zillmer, Chairman and Chief Executive Officer. “Based upon the results from the first half of the year, we are confident in achieving the middle of our range for 2006 operating income before depreciation and amortization* of $1.5 billion to $1.575 billion.”
Revenue for the second quarter ended June 30, 2006 increased to $1.541 billion from $1.449 billion in the second quarter 2005. The increase in revenue resulted from internal growth of 7.8%, reflecting increases in all core lines of business, partially offset by a 1.4% decrease due to divestitures and lower non-core recycling revenue. Core internal revenue growth was comprised of a 6.0% increase in same store average unit price, which includes a 2.2% increase associated with a fuel recovery fee, and a 1.8%, increase in same-store volumes.
Gross profit before depreciation and amortization*, improved to $549 million from $506 million for the second quarter 2005 driven primarily by price increases, partially offset by increased direct and indirect fuel costs and increases in subcontractor costs associated with growth in the national accounts business. During the second quarter, the company recorded an $8 million reduction in environmental obligations primarily due to the selection by the U.S. Environmental Protection Agency of a lower cost remediation plan at one of the company’s closed landfills. Additionally, insurance costs were reduced by $7 million as a result of changes in estimates due to favorable claims experience.
Operating income for the second quarter 2006 improved to $253 million from $248 million for the second quarter 2005 and operating income before depreciation and amortization* increased to $400 million, from $389 million in the second quarter of 2005. SG&A expenses increased by $31 million compared to the second quarter 2005, primarily due to a second quarter 2005 legal accrual reversal of $16 million, related to the favorable outcome of certain litigation during that period. On a sequential basis, SG&A costs were comparable to the first quarter 2006.
Interest expense increased to $174 million from $127 million in the second quarter 2005 primarily due to $41 million of costs incurred in connection with previously announced refinancing transactions. During the second quarter 2006, Allied Waste refinanced its $600 million 8 7/8% senior notes due April 2008, with a new issue of $600 million senior notes bearing an interest rate of 7 1/8% due 2016. This transaction extends maturities and lowers the interest rate resulting in an annual pre-tax net interest savings of $6 million. Additionally during the second quarter, Allied Waste re-priced portions of its credit facility reducing the interest rate on $1.8 billion of term loans and letter of credit facilities by 25 basis points, resulting in a pre-tax annual interest savings of $4 million.
Net income to common shareholders was $28 million, or $0.08 per share, which includes a $0.06 per share dilutive impact of refinancing costs, compared to $39 million, or $0.12 per share in the second quarter 2005. Additionally, during the second quarter 2006, Allied Waste’s convertible preferred stock was converted into 34 million shares of common stock in an accretive transaction that eliminates annual cash dividend payments of $22 million.
Cash flow from operations in the second quarter 2006 was $196 million compared to $230 million in the second quarter 2005. The decrease in cash flow from operations was driven primarily by the refinancing costs. During the second quarter 2006, free cash flow* was $68 million, an increase from $37 million in the second quarter 2005.
Conference Call to be Held Today at 5:00 p.m. ET
Allied Waste will host a conference call related to the second quarter results on Tuesday, August 1st at 5:00 p.m. ET. The call will be broadcast live over the Internet on the Company’s website: www.alliedwaste.com. A replay of the call will be available on the site after the call. In addition, the Company has filed supplemental data on Form 8-K that is accessible on the Company’s website or through the SEC EDGAR System.
About Allied Waste Industries
Allied Waste Industries, Inc., a leading waste services company, provides collection, recycling and disposal services to residential, commercial and industrial customers in the United States. As of June 30, 2006, the Company operated a network of 304 collection companies, 162 transfer stations, 169 active landfills and 57 recycling facilities in 37 states and Puerto Rico.
*Information Regarding Use of Non-GAAP Financial Measures
In addition to disclosing financial results in accordance with generally accepted accounting principles (GAAP), the Company also discloses gross profit before depreciation and amortization, operating income before depreciation and amortization and free cash flow, which are non-GAAP measures.

We believe our presentation of gross profit before depreciation and amortization is useful to investors because it is an indicator of the strength and performance of our operations, including the ability to grow revenue and manage the associated direct costs. While depreciation and amortization and selling, general and administrative costs are considered components of operating income under GAAP, management uses gross profit before depreciation and amortization to evaluate business growth and the efficiency of its operations. Following is a reconciliation of gross profit before depreciation and amortization to operating income:

($ in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Gross profit before depreciation and amortization	$548.7	$505.9	$1,044.1	$972.3
Less: Depreciation and amortization	147.5	141.0	288.9	274.3
Less: Selling, general and administrative expenses	148.4	117.0	293.8	246.9

Operating income	$252.8	$247.9	$461.4	$451.1

We believe that our presentation of operating income before depreciation and amortization is useful to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund capital expenditures and our ability to incur and service debt. While depreciation and amortization are considered operating costs under GAAP, these expenses are non-cash and primarily represent the allocation of costs associated with long-lived assets acquired or constructed in prior years. Management uses operating income before depreciation and amortization to evaluate the operations of its geographic operating regions. Following is a reconciliation of operating income before depreciation and amortization to operating income:

($ in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Operating income before depreciation and amortization	$400.3	$388.9	$750.3	$725.4
Less: Depreciation and amortization	147.5	141.0	288.9	274.3

Operating income	$252.8	$247.9	$461.4	$451.1

($ in millions)	2006 Outlook Range
Operating income before depreciation and amortization	$1,500	$1,575
Less: Depreciation and amortization	600	600

Operating income	$900	$975

Free cash flow is defined as cash flow from operations, including the impact of the change in disbursements account, which is reflected in financing activities, less capital expenditures, plus proceeds from fixed asset sales and transaction related refinancing charges. Management believes the presentation of free cash flow is useful to investors because it allows them to better assess and understand the Company’s ability to meet debt service requirements and the amount of recurring cash generated from operations after expenditures for fixed assets. Free cash flow does not represent the Company’s residual cash flow available for discretionary expenditures since we have mandatory debt service requirements and other required expenditures that are not deducted from free cash flow. Free cash flow does not capture debt repayment and/or the receipt of proceeds from the issuance of debt. We use free cash flow as a measure of recurring operating cash flow. The most directly comparable GAAP measure to free cash flow is cash provided by operating activities from continuing operations.
Following is a reconciliation of free cash flow to cash provided by operating activities from continuing operations:

($ in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Free cash flow	$68.0	$36.6	$(22.8)	$(3.7)
Add: Capital expenditures	175.4	198.0	371.8	283.5
Less: Change in disbursement account	(6.8)	(0.6)	63.3	94.4
Less: Premium on debt repurchases	(37.2)	—	(37.2)	(49.5)
Less: Proceeds from sale of fixed assets	(3.4)	(3.9)	(7.3)	(7.2)

Cash provided by operating activities from continuing operations	$196.0	$230.1	$367.8	$317.5

Allied does not intend for these non-GAAP financial measures to be considered in isolation or as a substitute for GAAP measures. Other companies may define these measures differently.
Safe Harbor for Forward-Looking Statements
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “outlook,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Although we believe that the expectations reflected in these forward looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Forward looking statements in this press release include, among others, statements regarding the continued success and sustainability of our pricing and sales initiatives and our ability to achieve the middle of our range for 2006 operating income before depreciation and amortization of $1.5 billion to $1.575 billion.
These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially including, without limitation: (1) weakness in the U.S. economy may cause a decline in the demand for the Company’s services (particularly in the commercial and industrial sectors), a decline in the price of commodities sold by us, increased competitive pressure on pricing and generally make it more difficult for us to predict economic trends; (2) we may be impeded in the successful integration of acquired businesses and our market development efforts, which may cause significant increases in our waste disposal expenses; (3) we may be unsuccessful in achieving greater aggregate revenues because our objectives for price increases, including fuel recovery fees, or revenue growth may not be attained; (4) potential increases in commodity, insurance, oil and fuel prices may make it more expensive to operate our business; (5) a change in interest rates or a reduction in the Company’s cash flow could impair our ability to service and reduce our debt obligations; (6) price increases may not be adequate to offset the impact of inflation on our costs; (7) volatility in interest rates may, among other things, affect earnings due to our variable interest rate debt; (8) divestitures by us may not raise funds exceeding financing needed for future acquisitions or may not occur at all; (9) severe weather conditions could impair our operating results; (10) the covenants in our credit facilities and indentures may limit our ability to operate our business; (11) we could be unable to obtain required permits; (12) we may be unable to raise additional capital to meet our operational needs; (13) our ability to service and refinance our debt and operate our business because of our significant leverage; (14) increases in final capping, closure, post-closure, remediation and regulatory compliance costs could result in an increase in our operating costs; (15) we may be unable to obtain financial assurances, including if our bonds are downgraded; (16) government regulations may increase the cost of doing business; (17) potential liabilities, including the outcome of litigation brought by government agencies, liabilities associated with our acquisitions and hazardous substance and environmental liabilities could increase costs; (18) potential increases in our operating costs or disruption to our operations as a result of union initiated work stoppages; (19) risks associated with undisclosed liabilities of acquired businesses; (20) the effect that trends toward requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of wastes could have on volumes of waste going to landfills and waste-to-energy facilities; (21) we may not be able to realize some or all anticipated net benefits associated with the best practice programs, the operations effectiveness programs, or from our market rationalization plan; (22) potential volatility resulting from impairment of the Company’s goodwill; (23) potential issues arising from changes in accounting estimates and judgments; and (24) the outcome of legal or tax proceedings.
Other factors which could materially affect such forward-looking statements can be found in the Company’s periodic reports filed with the Securities and Exchange Commission, including risk factors detailed in Item 1A – Risk Factors in Allied’s Form 10-K for the year ended December 31, 2005. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

ALLIED WASTE INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in millions, except per share data and percentages)
(unaudited)

	For the Three		For the Three
	Months Ended	% of	Months Ended	% of
	June 30, 2006	Revenues	June 30, 2005	Revenues
Revenue	$1,540.6	100.0%	$1,448.6	100.0%
Cost of operations	991.9	64.4%	942.7	65.1%
Selling, general and administrative expenses	148.4	9.6%	117.0	8.1%
Depreciation and amortization	147.5	9.6%	141.0	9.7%

Operating income	252.8	16.4%	247.9	17.1%
Interest expense and other (A)	173.8	11.3%	126.6	8.7%

Income before income taxes	79.0	5.1%	121.3	8.4%
Income tax expense	41.2	2.7%	69.3	4.8%
Minority interest	0.2	0.0%	(1.0)	(0.1)%

Income from continuing operations	37.6	2.4%	53.0	3.7%
Discontinued operations, net of tax	—	—%	1.0	0.0%

Net income	37.6	2.4%	54.0	3.7%
Dividends on Series C Preferred Stock	—	—%	(5.4)	(0.4)%
Dividends on Series D Preferred Stock	(9.4)	(0.6)%	(9.3)	(0.6)%

Net income available to common shareholders	$28.2	1.8%	$39.3	2.7%

Weighted average common and common equivalent shares	367.3		332.2

Diluted income per share from continuing operations	$0.08		$0.12

Diluted income per share	$0.08		$0.12

Operating income before depreciation and amortization (B)	$400.3	26.0%	$388.9	26.8%

(A)	For 2006, interest expense and other includes $40.8 million (or $0.06 per share) related to the write-off of deferred financing costs and premiums paid in conjunction with the early repayment of debt.

(B)	Operating income before depreciation and amortization, a non-GAAP measure, is reconciled to operating income in the press release attached as Exhibit 99.1. Operating income before depreciation and amortization from discontinued operations is not reported in this amount.

ALLIED WASTE INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in millions, except per share data and percentages)
(unaudited)

	For the Six		For the Six
	Months Ended	% of	Months Ended	% of
	June 30, 2006	Revenues	June 30, 2005	Revenues
Revenue	$2,979.3	100.0%	$2,789.9	100.0%
Cost of operations	1,935.2	64.9%	1,817.6	65.1%
Selling, general and administrative expenses	293.8	9.9%	246.9	8.9%
Depreciation and amortization	288.9	9.7%	274.3	9.8%

Operating income	461.4	15.5%	451.1	16.2%
Interest expense and other (A)	306.5	10.3%	330.2	11.8%

Income before income taxes	154.9	5.2%	120.9	4.4%
Income tax expense (B)	76.3	2.6%	43.9	1.6%
Minority interest	(0.2)	(0.0)%	(0.7)	(0.0)%

Income from continuing operations	78.8	2.6%	77.7	2.8%
Discontinued operations, net of tax	—	—%	1.0	0.0%

Net income	78.8	2.6%	78.7	2.8%
Dividends on Series C Preferred Stock	(5.4)	(0.2)%	(10.8)	(0.4)%
Dividends on Series D Preferred Stock	(18.7)	(0.6)%	(11.6)	(0.4)%

Net income available to common shareholders	$54.7	1.8%	$56.3	2.0%

Weighted average common and common equivalent shares	349.9		327.6

Diluted income per share from continuing operations	$0.16		$0.17

Diluted income per share	$0.16		$0.17

Operating income before depreciation and amortization (C)	$750.3	25.2%	$725.4	26.0%

(A)	Interest expense and other includes $40.8 million (or $0.06 per share) and $62.4 million (or $0.11 per share), for 2006 and 2005, respectively, related to the write-off of deferred financing costs and premiums paid in conjunction with the early repayment of debt.

(B)	For 2005, income tax benefit includes a $27.0 million (or $0.08 per share) benefit related to the then pending sale of certain operations.

(C)	Operating income before depreciation and amortization, a non-GAAP measure, is reconciled to operating income in the press release attached as Exhibit 99.1. Operating income before depreciation and amortization from discontinued operations is not reported in this amount.